Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 73/A dated March 14, 2005
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue


Issue Date:             March 15, 2005



CUSIP       Aggregate        Price to    Gross       Named       Dealers'
Number      Principal        Public      Agents'     Agents'     Selling
            Amount                      Concession  Concession  Concession

52519FDS7   $5,000,000.00    100.00%     2.50%       2.50%       2.50%


CUSIP       Net Proceeds     Interest Rate
Number      to Issuer        per Annum

52519FDS7   $4,875,000.00    5.625%



CUSIP       Interest Payment        First Interest       Maturity
Number      Dates                   Payment Date         Date

52519FDS7   Monthly on the          April 15, 2005       March 15, 2030
            15th, and on the
            Maturity Date


CUSIP       Survivor's     Right of Issuer to Redeem Notes or of
Number      Option         Holder to Require Repayment of Notes
            (Yes/No)

52519FDS7   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 15th, commencing March 15, 2010. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.



Other Terms:            The Notes will be issued in an aggregate principal
                        amount of $5,000,000 and will form a single tranche with the $10,000,000 aggregate principal amount of Retail Notes, Series A, due March 15, 2030, that Lehman
                        Brothers Holdings will also issue on March 15, 2005, as described in Pricing Supplement No. 73 dated March 1,
                        2005. The Notes will have the same CUSIP number as the other notes of this tranche and will settle on the same date as, and trade interchangeably with, the other notes of this tranche. The issuance of the Notes will increase the aggregate principal amount of the outstanding notes of this tranche to $15,000,000.



Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.



LEHMAN BROTHERS                                     EDWARD D. JONES & CO., L.P.